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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 1997


                        NOBEL EDUCATION DYNAMICS, INC.
            (Exact name of registrant as specified in its charter)

             Delaware                 0-1003             22-2465204
    (State or other jurisdiction    (Commission          (IRS Employer
         of incorporation           File Number)       Identification No.)

  Rose Tree Corporate Center II
  1400 N. Providence Road, Suite 3055
  Media, PA                                             19063
  (Address of principal executive offices)           (Zip Code)

Registrant's telephone number, including area code:   (610) 891-8200

                                Not Applicable
         (Former name or former address, if changed since last report)
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Item 5.  Other Events.

Acquisition of Another Generation Preschools; Joint Ventures.

On January 7, 1997, the Company ("Nobel") closed its acquisition of all of the outstanding common stock of five corporations under common control: Another Generation Enterprises, Inc.; Learning Plus, Inc.; Another Generation Enterprises at Northcorp Center, Inc.; Age Embassy Lakes, Inc.; and Another Generation Enterprises at Plantation, Inc. (collectively, the "AGE Companies"). Each of the five AGE Companies operates a preschool under the name of Another Generation. The acquired schools have combined revenues of approximately $5,600,000 and service approximately 1,200 children. The preschools are located in Broward County, Florida and Palm Beach County, Florida. The principal shareholders of the AGE Companies were Renee Goldman, Richard Goldman, Libo Fineberg.

The purchase price for the stock of the AGE Companies consisted of $4,350,000 (subject to certain adjustments), payable in $750,000 in subordinated promissory notes and the remainder in cash. Nobel paid the cash portion of the purchase price with available cash.

At closing, Nobel also purchased from a corporation controlled by the principal shareholders of the AGE Companies and another such shareholder, a minority position (19.99%) in the limited liability company which owns Sagemont School located in Weston, Florida. Sagemont School is a new facility with grades K-5th and a capacity of 360 children. Nobel also formed a joint venture with the principal shareholders of the AGE Companies and such other shareholder to develop five additional elementary schools in Florida, in each of which Nobel will own an 80% interest.
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                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                NOBEL EDUCATION DYNAMICS, INC.


Date: January 21, 1997          By:    /s/ Brian C. Zwaan
                                   -------------------------------------------
                                       Brian C. Zwaan
                                       Executive Vice President